Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
April 1, 2013

WINTHROP REALTY TRUST ANNOUNCES RESIGNATION OF PETER BRAVERMAN AS EXECUTIVE VICE PRESIDENT AND APPOINTMENT AS PRESIDENT OF WINTHROP MANAGEMENT

FOR IMMEDIATE RELEASE – BOSTON, April 1, 2013/ -- Winthrop Realty Trust (the “Company”) (NYSE:FUR) announced today that Peter Braverman has taken the position of President of Winthrop Management L.P., the entity that provides property management services for the Company’s properties as well as for specified third parties.  As a result of the expected time commitment that will be required of Mr. Braverman for his new responsibilities, Mr. Braverman has elected to resign as the Executive Vice President of the Company.  In addition to his involvement in Winthrop Management, which currently manages in excess of 9.5 million square feet of office retail and industrial space and more than 11,000 apartment units for the Company and other third parties, Mr. Braverman will continue to maintain his office at the Company’s Jericho, New York offices and will consult on Company affairs.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate financial instruments including CMBS, bonds, REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.